UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 13, 2008

Date of Earliest Event Reported:  November 7, 2008

Sauer-Danfoss Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14097	36-3482074
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, Illinois		60069
(Address of principal executive offices)		(U.S. Zip Code)

Registrant’s telephone number, including area code:  (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported in the Form 8-K filed by Sauer-Danfoss Inc. (the “Company”) on October 10, 2008, David J. Anderson, President and Chief Executive Officer of the Company, has announced his intention to retire from the Company effective January 1, 2009.  Also as previously reported, the Company’s Board of Directors has appointed Sven Ruder to serve as Mr. Anderson’s successor as President and Chief Executive Officer, effective upon Mr. Anderson’s retirement.  Mr. Ruder, age 51, is a member of the Company’s Board of Directors.  He is presently employed as the President of the Danfoss A/S Motion Controls Division, a position he has held since 2001.  Danfoss A/S beneficially owns a majority of the outstanding common stock of the Company.

On November 7, 2008, Mr. Ruder entered into an Executive Service Agreement (the “Agreement”) with Sauer-Danfoss ApS, a Danish subsidiary of the Company.  The Agreement will become effective on January 1, 2009.  Pursuant to the Agreement, Mr. Ruder will be employed directly by Sauer-Danfoss ApS but will report to the Chairman of the Company and will serve in the capacity of President and Chief Executive Officer of the Company.  Either party may terminate the Agreement immediately upon the occurrence of a material breach that remains uncured for a period of 30 days following written notice.  The Agreement will terminate automatically upon Mr. Ruder’s death or bankruptcy or at the end of the month in which Mr. Ruder attains the age of 70.  If Sauer-Danfoss ApS or Mr. Ruder desires to terminate the Agreement in any other circumstance, the Agreement requires a notice period of 24 months for termination by Sauer-Danfoss ApS and of 12 months for termination by Mr. Ruder.  The Agreement contains certain standard non-competition and confidentiality covenants, but the covenant not to compete will not apply if Mr. Ruder’s employment is terminated by Sauer-Danfoss ApS without reasonable cause or by Mr. Ruder as a result of a breach of the Agreement by Sauer-Danfoss ApS or the Company.

The financial terms of the Agreement are as follows:

•                  Mr. Ruder will receive an initial annual base salary denominated in Danish kroner of DKK 3,350,000 (approximately US $583,756).

•                  The base salary will be subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), with changes to be effective on April 1 of each year.  The first such review for Mr. Ruder will occur in 2010.

•                  Mr. Ruder will be eligible to earn an annual incentive under the Company’s 2006 Omnibus Incentive Plan, and any successor plan, subject to achievement of such performance goals as may be established by the Compensation Committee.

•                  Mr. Ruder will be eligible to receive a long-term incentive award under the Company’s 2006 Omnibus Incentive Plan, and any successor plan, subject to achievement of such performance goals as may be established by the Compensation Committee.

•                  Mr. Ruder will be eligible for certain perquisites and reimbursements described in the Agreement.

•                  Sauer-Danfoss ApS will make annual pension contributions for Mr. Ruder to the pension fund maintained by Sauer-Danfoss ApS equal to 12% of Mr. Ruder’s base salary.  Mr. Ruder will be required to contribute an additional 6% of his base salary.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1         Executive Service Agreement dated November 7, 2008 by and between Sauer-Danfoss ApS and Sven Ruder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

DATE: November 13, 2008
	By:	/s/ Kenneth D. McCuskey
	Name:	Kenneth D. McCuskey
	Title:	Vice President and Chief Accounting Officer